As filed with the Securities and Exchange Commission on May 22, 2018

Registration No. 333-  _______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WRAP TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	98-0551945
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

4620 Arville Street, Ste E
Las Vegas, Nevada 89103
 (Address of Principal Executive Offices)

2017 Equity Compensation Plan
(Full title of the plan)

James A. Barnes
Chief Financial Officer, Secretary and Treasurer
Wrap Technologies, Inc.
4620 Arville Street, Suite E
Las Vegas, Nevada  89103
(800) 583-2652
 (Name, address including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Daniel W. Rumsey, Esq. Jessica R. Sudweeks, Esq. Disclosure Law Group,
a Professional Corporation
600 West Broadway, Suite 700
San Diego, California 92101
Tel: (619) 272-7050
Fax: (619) 330-2101

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [X]
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share, issuable pursuant to the 2017 Equity Compensation Plan	2,000,000	$0.116(2)	$232,000(2)	$28.88

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(h) under the Securities Act of 1933, as amended, on the basis of the book value of Common Stock of the Registrant as of March 31, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Wrap Technologies, Inc. (the “Registrant”) files this Registration Statement on Form S-8 in connection with the Registrant’s 2017 Equity Compensation Plan (the “Plan”). The documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Such documents are not filed as part of this Registration Statement in accordance with the Note to Part I of the Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference

The following documents, which have been previously filed by the Registrant with the Securities and Exchange Commission (the “SEC”), are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC on March 6, 2018;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, as filed with the SEC on May 8, 2018; and

(c)	The Registrant’s Current Report on Form 8-K, as filed with the SEC on January 9, 2018;
(d)
The description of the Registrant’s Common Stock set forth under the caption “Description of Our Securities” in the prospectus forming a part of the Registrant’s Registration Statement on Form S-1 (File No. 333-217340), originally filed with the SEC on April 17, 2017, as amended from time to time.

Until such time that a post-effective amendment to this Registration Statement has been filed which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities

        Not applicable.

Item 5.          Interests of Named Experts and Counsel

        Not applicable.

Item 6.          Indemnification of Directors and Officers

The Registrant’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The Registrant’s Certificate of Incorporation provides that a director will not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●
for any breach of the director’s duty of loyalty to the Registrant or its shareholders;

●
for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●
under Section 174 of the Delaware General Corporation Law (the “DGCL”); or

●
for any transaction from which the director derived any improper personal benefit.

The Registrant’s Certificate of Incorporation also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by the DGCL.

The Registrant’s Bylaws provide that it will indemnify its directors and officers to the fullest extent not prohibited by the DGCL; provided, however, that the Registrant may limit the extent of such indemnification by individual contracts with its directors and executive officers; and provided, further, that the Registrant is not required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the Registrant or its directors, officers, employees or other agents unless:

●
such indemnification is expressly required to be made by law;

●
the proceeding was authorized by the board of directors; or

●
such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under the DGCL.

The Registrant’s Bylaws provide that the Registrant shall advance, prior to the final disposition of any proceeding, promptly following request therefor, all expenses by any director or executive officer in connection with any such proceeding upon receipt of any undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under Article V of the Registrant’s Bylaws or otherwise. Notwithstanding the foregoing, unless otherwise determined, no advance shall be made by the Registrant if a determination is reasonably and promptly made by the board of directors by a majority vote of a quorum of directors who were not parties to the proceeding, or if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the Registrant’s best interests.

The Registrant’s Bylaws also authorize it to purchase insurance on behalf of any person required or permitted to be indemnified pursuant to its Bylaws.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Section 145(d) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b).

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

 Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) which breached the director’s duty of loyalty to the corporation or its shareholders, (2) which were not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL; or (4) from which the director derived an improper personal benefit.

The Registrant has obtained directors’ and officers’ insurance to cover its directors and officers for certain liabilities.

Item 7.          Exemption from Registration Claimed

        Not applicable.

Item 8.          Exhibits

Exhibit No.	Document Description	Incorporation by Reference
5.1	Opinion and Consent of Disclosure Law Group	Filed herewith.

23.1	Consent of Rosenberg Rich Baker Berman, P.A.	Filed herewith.

23.2	Consent of Disclosure Law Group (included as part of Exhibit 5.1)

99.1	2017 Equity Compensation Plan	Incorporated by reference from Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, filed April 17, 2017.

Item 9.          Undertakings

        (a)   The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act; and

        (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

        (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; and

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, State of Nevada, on May 22, 2018.

Wrap Technologies, Inc.

By: /s/ David Norris
Name: David Norris
Title: President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ David Norris David Norris	President and Director	May 22, 2018

/s/ James A. Barnes James A. Barnes	Chief Financial Officer, Secretary, Treasurer and Director	May 22, 2018

/s/ Scot Cohen Scot Cohen	Executive Chairman of the Board	May 22, 2018

/s/ Michael Parris Michael Parris	Director	May 22, 2018